ARTICLES OF INCORPORATION
                                OF
                     JAGUAR INVESTMENTS' INC.

      I.         NAME:  The name of the corporation is:

                     JAGUAR INVESTMENTS, INC.

      II. PRINCIPAL OFFICE: The location of the principal office of this corporation within the State of Nevada is located at: c/o Kay Carter, 1372 Idaho Street, Elko,
      Nevada 89801.

      III. Purpose: The purpose for which this corporation is formed is to engage in any lawful activity.

      IV. AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorization of capital stock of the corporation shall be TWENTY THOUSAND DOLLARS ($20,000.00), consisting of twenty million (20,000,000) shares of common stock with a par value of ONE TENTH OF ONE CENT ($0.001) per share.

      V. INCORPORATORS: The name and address of the incorporators signing these Articles of Incorporation are as follows:


      Cherie Timothy               818 East 1300 South
                                   Salt Lake City, Utah  84105

      (Initial number of shareholders will be less than three)

      VI. DIRECTORS: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be specified by the By-Laws of the corporation; provided, however, the number of directors shall hot be reduced to less than one (1).
                 The name and address of the Directors comprising the first Board of Directors is as follows:

           Cherie Timothy          818 East 1300 South
                                   Salt Lake City, Utah  84105

      (Initial number of shareholders will be less than three)

                 The name and residence address within the State of Nevada of this Corporation's initial resident agent shall be Kay Carter, 1372 Idaho Street, Elko, Nevada 89801.

      VII. STOCK NON-ASSESSABLE: The capital stock or holder thereof, after the amount of the subscription price has been paid in, shall not be subject to any assessment
      whatsoever to pay the debts of the corporation.
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      VIII.      TERM OF EXISTENCE:  This corporation shall have
      perpetual existence.

      IX. CUMULATIVE VOTING: No cumulative voting shall be permitted in the election of Directors.

      X. PREEMPTIVE RIGHTS: Stockholders shall not be entitled to preemptive rights.




                 THE UNDERSIGNED, being the incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada., does make and file these Articles of Corporation, hereby declaring and certifying the facts stated are true, and accordingly has hereunto set her name this 26th day of August 1987.




                                   _______________________
                                   CHERIE TIMOTHY



STATE OF UTAH       )
                    ss.
COUNTY OF SALT LAKE )

      I, Benito G. Russo, a Notary Public, hereby certify that on the 26th day of August, 1987, Cherie Timothy personally appeared before me who, being first duly sworn, severally declared that she is the person who signed the foregoing document as incorporator and that the statements therein contained are true.

            DATED this 26th day of August, 1987.





                              Notary Public
                              Residing in Salt Lake County, Utah.
My commission expires:
2-10-1989